Exhibit 99.2
The Lubrizol Corporation
29400 Lakeland Boulevard, Wickliffe, Ohio 44092-2298
FOR RELEASE: Immediately

FROM:	Financial/Investor Contact	Media Contact
	Mark Sutherland	Julie Young
	440/347-1206	440/347-4432
Web Site: www.lubrizol.com
Lubrizol Announces 16 Percent Increase in Dividend
CLEVELAND, April 27, 2010 – At today’s organization meeting of the board of directors of The Lubrizol Corporation (NYSE: LZ), the board declared a regular quarterly dividend of 36 cents per share payable June 10, 2010, to shareholders of record at the close of business on May 10, 2010.
The new dividend represents a 16 percent increase and reflects the company’s confidence in its earnings and cash flow performance.
The company will release complete first quarter earnings on Thursday, April 29, at approximately 7:00 a.m. Eastern time and will conduct its teleconference with analysts and investors at 11:00 a.m. Eastern time. An audio webcast of the teleconference can be accessed at the Investors page of www.lubrizol.com.
About The Lubrizol Corporation
The Lubrizol Corporation (NYSE: LZ) is an innovative specialty chemical company that produces and supplies technologies that improve the quality and performance of our customers’ products in the global transportation, industrial and consumer markets. These technologies include lubricant additives for engine oils, other transportation-related fluids and industrial lubricants, as well as fuel additives for gasoline and diesel fuel. In addition, Lubrizol makes ingredients and additives for personal care products and pharmaceuticals; specialty materials, including plastics technology and performance coatings in the form of specialty resins and additives. Lubrizol’s industry-leading technologies in additives, ingredients and compounds enhance the quality, performance and value of customers’ products, while reducing their environmental impact.
With headquarters in Wickliffe, Ohio, The Lubrizol Corporation owns and operates manufacturing facilities in 17 countries, as well as sales and technical offices around the world. Founded in 1928, Lubrizol has approximately 6,700 employees worldwide. Revenues for 2009 were $4.6 billion. For more information, visit www.lubrizol.com.
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